EXHIBIT 1
LOAN AGREEMENT (the “Agreement”) entered into on February 24, 2010.

BETWEEN:	7293411 CANADA INC., a Canadian corporation with its office at Place Mercantile, Suite 1700, 770 Sherbrooke Street West, Montreal, Québec, H3A 1G1;

(the “Borrower”)

AND:	CHOI CHEE MING, also known as FRANCIS CHOI, domiciled at Early Light International Centre No. 9 Ka Fu Close Sheung Shui, NT, Hong Kong;

(the “Lender”)
WHEREAS the Borrower has expressed an interest to the Board of Directors of Optimal Group Inc. (the “Target”) to acquire all of the outstanding Class “A” shares of the Target (the “Shares”), including Shares issuable upon conversion, exchange or exercise of options and warrants, at a price of no greater than US$2.40 per Share in cash (the “Proposed Transaction”);
WHEREAS the Lender has committed to provide to the Borrower an amount, in cash, of up to fifteen million U.S. dollars (US$15,000,000), to ensure that the required funds are available to make full payment for the Shares that the Borrower has offered to acquire pursuant to the Proposed Transaction upon the terms and subject to the conditions set forth or referred to in a commitment letter, dated December 17, 2009, signed by the Lender and agreed to and accepted by the Borrower;
AND WHEREAS the Lender wishes to lend the above-stated sum to the Borrower, subject to the terms and conditions of this Agreement and the Escrow Agreement made between the Borrower, the Lender and Fraser Milner Casgrain LLP (“the Escrow Agreement”);
NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) and in consideration of the covenants hereinafter set forth, the parties agree as follows:
1.	LOAN
1.1	The Loan. The Lender agrees, on the terms and conditions of this Agreement and subject to the Escrow Agreement, to loan and hereby does loan to the Borrower an aggregate principal amount of fifteen million U.S. dollars (US$15,000,000) (the “Loan”), the receipt of which is hereby acknowledged by the Borrower.
1.2	Use of Proceeds. The Borrower shall use the proceeds of the Loan to (a) purchase all of the Shares pursuant to: (i) the terms and conditions of the offer for the purchase of all of the Shares (the “Offer”) as set forth in a support agreement between the Borrower and the Target (the “Support Agreement”); (ii) any compulsory acquisition rights arising as a result of the Offer; and (iii) any second stage “going private” transaction to effect the acquisition of all of the Shares not tendered to the Offer, (collectively, the “Transaction”); (b) purchase, terminate or otherwise defease all options, warrants or other rights to acquire Shares; and (c) pay fees and transaction expenses in relation to the Transaction (“Transaction Expenses”), (collectively, the “Approved Purpose”), and not for any other purpose.
2.	TERM
Subject to the provisions of Section 9.2 hereof, the Loan is granted for a term of five years (5) years effective as of the date hereof.
3.	INTEREST
The Loan or any portion thereof outstanding from time to time, shall bear interest as of the date hereof and until repayment in full at the rate of Seven and one half percent (7 1/2%) per annum, calculated yearly and not in advance, with interest calculated at the same rate on any arrears.
4.	SPECIAL UNDERTAKINGS
The Borrower undertakes to:
(a)	execute the Support Agreement;
(b)	make all reasonable efforts to ensure that the Transaction is concluded;
(c)	apply the proceeds of the Loan to the Approved Purpose; and
(d)	execute all documents granting the Pledge (as hereinafter defined) following the conclusion of the Transaction.
5.	SECURITY
The obligations of the Borrower to the Lender pursuant to this Agreement, including, without limitation, the repayment of the Loan, together with interest thereon, and all other amounts payable hereunder (collectively, the “Secured Obligations”), shall be secured by the following:
(a)	a pledge on all of the Shares acquired by the Borrower pursuant to the Offer and all Shares subsequently acquired by the Borrower, in favour of the Lender (the “Pledge”); and
(b)	the Hypothec, as such term is defined in Section 8.1(h).
6.	REPAYMENT
6.1	Pre-Transaction Repayment. In the event where:
(a)	the Support Agreement is not executed by March 16, 2010, or

(b)	subsequent to the execution of the Support Agreement, the Transaction is not concluded by June 30, 2010, then, subject to Section 6.2 below, the Borrower shall immediately repay the full amount of the Loan to the Lender, less all Transaction Expenses.
6.2	Special Covenant. In the event that, subsequent to the execution of the Support Agreement, the Transaction is not concluded by June 30, 2010 due to (a) the Borrower’s failure to make the “Offer” (as such term is defined in the Support Agreement) pursuant to Section 2.1 of the Support Agreement or (b) the Borrower’s failure to close the Transaction in accordance with the Support Agreement (hereinafter collectively referred to as a “Borrower Breach”), the Borrower and the Lender acknowledge and agree that the proceeds of the Loan, less any amounts for Transaction Expenses, must remain in the account of the Borrower and no repayment may be made to the Lender hereunder until:
(a)	all Transaction Expenses have been paid, and
(b)	any claims directly resulting from the Borrower Breach (a “Borrower Breach Claim”) have been settled, any judgment for damages pursuant to a Borrower Breach Claim has been paid, or the Target has granted a full discharge to the Borrower in connection with any Borrower Breach Claim, it being understood that the payment of any amounts reasonably necessary to settle such Borrower Breach Claim or to compensate the Target under such circumstances shall be deemed to constitute an “Approved Purpose” and default in repayment under such circumstance shall be deemed to constitute an Event of Default.
6.3	Post-Transaction Scheduled Repayment. Provided that the Transaction is concluded and that no Event of Default (as hereinafter defined) has occurred, the following provisions shall apply:
(a)	Mandatory Initial Payment. The Borrower shall make a mandatory payment of at least five million U.S. dollars (US$5,000,000) no later than forty (40) days following the conclusion of the Transaction;
(b)	Annual Payments. The Borrower shall also repay an amount of no less than 10% of the outstanding balance on each anniversary date of this Agreement commencing in 2011. Without limiting the generality of the foregoing, the Loan must be repaid no later than five years from the date hereof (the “Due Date”).
6.4	Prepayment. Notwithstanding the foregoing, but provided that the Transaction is concluded, the Borrower may repay the Loan in whole or in part at any time prior to the Due Date without premium or penalty.
6.5	Place of Payment. The Borrower shall make payments hereunder by wire transfer to an account designated by the Lender.

7.	REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender as follows:
(a)	Existence: The Borrower is a corporation duly created and validly existing under the laws of Canada and has all necessary power and authority to own its assets and to carry on its business.
(b)	Authority: The Borrower has the power, capacity and authority to enter into this Agreement and the Pledge and to do all such acts and things and execute and deliver all such other documents required hereunder or thereunder to be done, observed or performed by it in accordance with their terms.
(c)	No Violation or Breach: The execution, delivery and performance by the Borrower of the Pledge do not: (i) violate the articles or by-laws of the Borrower or any resolutions passed by its directors or shareholders, as the case may be; or (ii) contravene any applicable law binding on or affecting the Borrower.
(d)	No Approvals Required: No consent, authorization, approval or other action by, and no publication, notice to or filing or registration with, any governmental authority is required for the due execution, delivery and performance by the Borrower of this Agreement or the Pledge to ensure the validity or enforceability thereof against it.
(e)	Authorization and Validity: This Agreement and the Pledge have been duly authorized, and once executed and delivered by the Borrower shall constitute valid and legally binding obligations of the Borrower, enforceable against it in accordance with the provisions thereof except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization or other creditors rights.
(f)	No Default: No Event of Default (as hereinafter defined) has occurred and is continuing.
(g)	No Actions or Proceedings: There is no present or pending action or proceeding against or affecting the Borrower before any court, administrative tribunal, governmental agency or arbitrator which could reasonably be expected to have a material adverse effect.
(h)	Full Disclosure: The disclosure of information by the Borrower in respect hereof has been undertaken in good faith with a view to accuracy and completeness and there is no material information or other material facts known to the Borrower in relation to its assets, liabilities, business or condition that has not been disclosed to the Lender that would make the representations, warranties, and covenants herein misleading.

8.	COVENANTS OF THE BORROWER
8.1	Affirmative Covenants. The Borrower covenants with the Lender as follows:
(a)	Payment and Performance: The Borrower shall duly and punctually pay or cause to be paid the obligations as and when due hereunder, and shall perform and observe all of its obligations under this Agreement and the Pledge.
(b)	Compliance with Applicable Laws: The Borrower shall comply in all material respects with all applicable laws.
(c)	Taxes: The Borrower shall duly and punctually pay and discharge all taxes upon it or its assets when they become due, except where the same may be contested in good faith by appropriate proceedings.
(d)	Notice of Defaults: The Borrower shall advise the Lender promptly in writing upon becoming aware of any Event of Default.
(e)	Cooperation with the Lender: The Borrower shall use all reasonable efforts to cooperate with the Lender in order to perfect and maintain the Pledge and the priority thereof.
(f)	Further Acquisition. After the Borrower’s take up and payment for the Shares deposited under the Offer, the Borrower shall make reasonable efforts to acquire all of the Shares not tendered to the Offer, pursuant to the terms of Section 1.2.
(g)	Amalgamation. Within a reasonable time of having obtained all of the Shares, the Borrower shall amalgamate with the Target.
(h)	Hypothec. Within a reasonable time of the Borrower having amalgamated with the Target, the amalgamated entity shall grant a hypothec over all of its assets in favour of the Lender, securing the Secured Obligations (the “Hypothec”).
8.2	Negative Covenants. The Borrower covenants with the Lender as follows:
(a)	No Lien: The Borrower shall not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, encumber or charge any assets comprising the Pledge with a lien ranking ahead of the Pledge.
(b)	No Asset Dispositions: The Borrower shall not, without the prior written consent of the Lender, transfer, lease or otherwise dispose of any assets comprising the Pledge.
(c)	No Assignment: The Borrower shall not assign any of its rights or cause any person to assume any of its obligations hereunder without the prior written consent of the Lender, which shall not be unreasonably withheld, provided however that the Borrower may amalgamate with the Target (as provided under the terms hereof) without the consent of the Lender.

(d)	Use of Proceeds: The Borrower shall not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, use all or any part of the Loan for the benefit or on behalf of any person other than for the Approved Purpose.
9.	DEFAULT
9.1	Events of Default. The Borrower shall be in default hereunder if, following the conclusion of the Transaction, any of the following events (each an “Event of Default”) shall occur (unless remedied within the prescribed delays or either waived or renounced to in writing by the Lender):
(a)	if the Borrower fails to make any payment of any amount with respect to the Loan when due and fails to make payment within fifteen (15) days after notice is given to the Borrower by the Lender that such payment is due and unpaid; or
(b)	if the Borrower fails to carry out or observe any of its other obligations and undertakings hereunder not otherwise contemplated by this Section 9.1 and the Borrower has not remedied the default within thirty (30) days following the date on which the Lender has given written notice thereof to the Borrower; or
(c)	if judgment is executed against all or substantially all of its assets, property or undertaking; or
(d)	if the Borrower makes a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), shall otherwise acknowledge its insolvency or shall be declared or become bankrupt or insolvent.
9.2	Recourses. If an Event of Default occurs and is continuing, the Lender may, at its option, declare immediately due and payable, notwithstanding any provision to the contrary effect in this Agreement, the entire amount of the Loan then outstanding, in principal and interest.
9.3	Relations with the Borrower. The Lender may grant delays, take security or renounce thereto, accept compromises, grant acquittals and releases and otherwise negotiate with the Borrower as it deems advisable without in any way diminishing the liability of the Borrower or prejudicing the rights of the Lender.
10.	GENERAL
10.1	Notices. All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed given or made upon the respective parties at the following address:

(a)	if to the Borrower:
Place Mercantile Suite 1700, 770 Sherbrooke Street West, Montreal, Québec, H3A 1G1
Attention: Richard Yanofsky Facsimile: (514) 738-8355
(b)	if to the Lender:
Early Light International Centre No. 9 Ka Fu Close Sheung Shui, NT, Hong Kong
Attention: Francis Choi Facsimile: _________
Any notice hereunder may be served by sending the same by a nationally recognized overnight courier, addressed to the party concerned, by personal delivery or a facsimile transmission. Any notice given by overnight courier shall be deemed to have been served two (2) days after the date upon which it was posted and any notice served by personal delivery shall be deemed to have been served upon receipt. Notice served by telecopy shall be deemed to have been served on dispatch. Unless and until otherwise notified, addresses for the service of notice are addressed as specified above. Any party may unilaterally designate a different address by giving notice of each such change in the manner specified above to each party.
10.2	Severability. Should any portion or provision of this Agreement be declared invalid, illegal or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
10.3	Assignment. All rights of the Lender under this Agreement shall inure to the benefit of its successors or assigns and all obligations of the Borrower shall bind the Borrower’s heirs, executors and administrators and successors.
10.4	Entire Agreement. This Agreement and the Pledge contain the entire understanding of the parties relating to the obligations herein set out and supersede any prior understanding or agreements of the parties concerning such obligations. In case of any inconsistency of provisions between this Agreement and any document required to be delivered hereunder, the provisions of this Agreement will govern.
10.5	Extended Meanings. Words used in the singular form may include the plural and the plural may include the singular.

10.6	Sections and Headings. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or to in any way limit or amplify the terms and provisions hereof.
10.7	No Waiver. No waiver by any of the parties hereto of any breach of any covenant, term, undertaking or provisions of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same of any such covenant, term, understanding or provision.
10.8	Amendments. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement shall be effective unless it is in writing and signed by the Lender and the Borrower, and then the amendment, modification, waiver or consent shall be effective only in the specific instance and / or for the specific purpose for which it is given.
10.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.
10.10	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and each party hereto irrevocably submits to the jurisdiction of courts located in Québec with respect to the adjudication of any dispute arising hereunder.
10.11	Language. The parties acknowledge having specifically requested that this Agreement as well as all other documents relating thereto be drawn up in the English language only. Les parties reconnaissent avoir spécifiquement exigé que ce contrat de même que tous les documents s’y rattachant soient rédigés en langue anglaise uniquement.
[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.

7293411 CANADA INC.
Per:	/s/ Richard Yanofsky
Richard Yanofsky, President

/s/ Choi Chee Ming
CHOI CHEE MING, also known as FRANCIS CHOI